Exhibit 10.1

EXECUTION VERSION

AMENDMENT TO MANAGEMENT AGREEMENT

THIS AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”) is made and entered into as of this 10th day of April, 2016 by and between Hatteras Financial Corp., a Maryland corporation (the “Company”), and Atlantic Capital Advisors LLC, a North Carolina limited liability company (the “Manager”).  The Company and the Manager are each sometimes referred to herein as a “Party” and collectively as the “Parties”.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below). For the avoidance of doubt, any reference herein to the Company shall mean, from and after the Effective Time, the Surviving Corporation.

RECITALS

WHEREAS, the Parties have entered into that certain Management Agreement, dated as of February 23, 2012, by and between the Company and the Manager (the “Management Agreement”);

WHEREAS, contemporaneously with the entry into this Amendment, the Company has entered into that certain Agreement and Plan of Merger, dated as of April 10, 2016, by and among Annaly Capital Management, Inc., a Maryland corporation (“Parent”), Ridgeback Merger Sub Corporation, a Maryland corporation and a wholly owned subsidiary of Parent, and the Company (as may be amended, the “Merger Agreement”); and

WHEREAS, in accordance with Section 7.14 of the Merger Agreement, the Parties desire, subject to the terms and conditions set forth herein, to amend the Management Agreement to provide, among other things, for: (i) the termination of the Management Agreement effective as of, and contingent upon, the Acceptance Time (the “Termination Time”); and (ii) certain additional obligations and agreements among the Parties, and for the benefit of Parent.

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. TERMINATION

Notwithstanding anything to the contrary in the Management Agreement, the Parties hereby agree that the Management Agreement and all rights and obligations of the Parties thereunder shall be terminated effective as of the Termination Time (the “Termination”), contingent upon the prior payment of the Termination Payment (as defined below) and without any further notice or action by either Party, except that: (i) the Company shall reimburse the Manager for the Unreimbursed Expenses (as defined below) within five (5) business days following delivery to the Company of the Manager’s report of such expenses; (ii) the Company shall pay to the Manager the Accrued Management Fees (as defined below) within five (5) business days following delivery to the Company of the Manager’s written statement setting forth the computation of such fees; (iii) the Manager shall take those actions required by Section 14 of the Management Agreement; and (iv) Section 8 and sentences 2 through 5 of Section 15 of the Management Agreement shall survive the Termination.  For the avoidance of doubt, any covenant or agreement of the Parties contained in this Amendment which by its terms contemplates performance after the Termination Time shall survive the Termination, including, without limitation, such covenants and agreements contained in this Section 1 and Sections 4 through 11 hereof.  For purposes of this Amendment, “Unreimbursed Expenses” shall mean unreimbursed expenses incurred by the Manager pursuant to the terms of the Management Agreement prior to the Termination Time in the ordinary course of business and consistent with past practice, to the extent reimbursable pursuant to Section 7 of the Management Agreement, subject to compliance with the provisions of Section 7.3 of the Management Agreement and an aggregate cap of $1,200,000 for each calendar quarter beginning April 1, 2016 (which cap shall be proportionately reduced for the calendar quarter in which the Acceptance Time occurs, and which cap may be increased with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed)), and “Accrued Management Fees” shall mean unpaid management fees accrued under Section 6 of the Management Agreement prior to the Termination Time and calculated in a manner in all respects consistent with past practice and the Management Agreement; provided, however, that the management fees for the month in which the Termination Time occurs shall be pro-rated based on the number of days in such month that have elapsed up to and including the date on which the Termination Time occurs compared to the total number of days in such month.

The Parties shall comply in all respects with all the terms and conditions of the Management Agreement and shall not amend the Management Agreement or this Amendment, in each case without the prior written consent of Parent.  Except as specifically permitted or required by the Merger Agreement, as required by law, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Manager shall conduct its activities with respect to the Company and the Company’s subsidiaries in all material respects in the ordinary course of business consistent with past practice.

2. TERMINATION PAYMENT

In consideration for the Termination and the other promises, undertakings and releases of the Manager hereunder, the Company shall pay the amount of $45,411,000 to the Manager prior to, and conditioned on the Termination Time (the “Termination Payment”).  Notwithstanding anything to the contrary in the Management Agreement, the Parties acknowledge and agree that the Termination Payment, together with any Unreimbursed Expenses and Accrued Management Fees payable hereunder, if any, shall be the entire amount payable to the Manager or any of its affiliates in connection with the Termination and thereafter under or in respect of the Management Agreement, as amended by this Amendment, unless the Merger Agreement is validly terminated pursuant to Section 9.1 of the Merger Agreement without the occurrence of the Effective Time, and except with respect to those rights and obligations which, pursuant to Section 1 of this Amendment, survive the Termination. For the avoidance of doubt, prior to the Termination, the Manager shall only be entitled to receive payments from the Company that are consistent with past practice in all material respects and pursuant to the terms of the Management Agreement; provided that this sentence shall not be deemed to limit any bona fide claims the Manager may have (and payment thereof) pursuant to Section 8 of the Management Agreement.

3. NON-SOLICITATION

From and after the date hereof until the earlier of the Acceptance Time or the date, if any, on which the Merger Agreement is validly terminated pursuant to Section 9.1 of the Merger Agreement without the occurrence of the Effective Time, the Manager agrees that it shall not take any action, directly or indirectly, that is inconsistent with, or would if taken by the Company be a breach of, Section 6.3 of the Merger Agreement. The Manager shall not intentionally take any action that would reasonably be expected to cause any of the conditions to the Offer or the Merger to be failed to be satisfied, other than actions which the Company is permitted to take pursuant to the Merger Agreement or as required by applicable law. For the avoidance of doubt, nothing in this Amendment shall restrict the Manager from assisting the Company in discussions or negotiations regarding an Acquisition Proposal with any Person, solely to the extent to which the Company is permitted to, and does, engage in such discussions or negotiations with such Person pursuant to Section 6.3 of the Merger Agreement, in each case in all respects in accordance with the Merger Agreement.

4. EMPLOYEE MATTERS

The Manager hereby agrees to comply with all obligations set forth in Section 7.16(c) of the Merger Agreement (subject to Parent’s compliance with its obligations in such section), and the Manager shall not take any action with respect to its employees or agents whose compensation is reimbursed by the Company which would be a violation of Section 6.1(e) of the Merger Agreement if taken by the Company with respect to its employees.

5. WAIVER

The Parties hereby waive, whether exercisable now or at any time in the future, any and all rights to notice under the Management Agreement, to the extent relating to the transactions contemplated by the Merger Agreement or this Amendment.

6. RELEASE

The Manager and its affiliates hereby fully and unconditionally release and forever discharge the Company, the Company Subsidiaries, Parent, the affiliates of Parent and the Surviving Corporation, and their respective administrators, executors, representatives, successors and assigns, from any and all actions, causes of action, suits, debts, accounts, covenants, liabilities, disputes, agreements, promises, damages, judgments, executions, claims, and demands whatsoever in law or in equity that they ever had, now have, or that they or their administrators, executors, representatives, successors and assigns hereafter can or may have, arising under or pursuant to the Management Agreement, except with respect to those rights and obligations which, pursuant to Section 1 of this Amendment, survive the Termination.

7. SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES

This Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns as provided in this Amendment.  Parent and its affiliates, successors and assigns shall be entitled to rely on this Amendment in connection with the consummation of the transactions contemplated by the Merger Agreement.  Parent shall be an express third party beneficiary of this Amendment (including applicable provisions of the Management Agreement) and Parent shall be entitled to enforce such provisions as though it was a party hereto or thereto.

8. ENTIRE AGREEMENT

The Management Agreement and this Amendment constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all prior discussions between them relating thereto.  Any amendment or modification to this Amendment shall be effective only if in writing and signed by each Party, with the prior written consent of Parent.  This Amendment shall terminate and be of no force or effect in the event that the Merger Agreement is terminated without the occurrence of the Effective Time.

9. COUNTERPARTS

This Amendment may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which shall together constitute one and the same instrument.

10. PAYMENTS

All payments to be made pursuant to Section 1 and Section 2 hereof shall be made by wire transfer, in immediately available funds, to the account set forth on Schedule 1.

11. GOVERNING LAW

This Amendment shall be governed by and interpreted and construed in accordance with the laws of the State of North Carolina, without regard to conflict of laws principles thereof.

[Signatures Follow On Next Page]

IN WITNESS WHEREOF, the Parties have executed this Amendment to Management Agreement as of the day and year first above written.

ATLANTIC CAPITAL ADVISORS LLC

By:	/s/ Kenneth A. Steele
Name: Kenneth A. Steele
Title: Member and Chief Financial Officer

HATTERAS FINANCIAL CORP.

By:	/s/ Benjamin M. Hough
Name: Benjamin M. Hough
Title: President and Chief Operating Officer

[Signature Page to Amendment to Management Agreement]